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Exhibit 8

        [ALSTON & BIRD LLP LETTERHEAD]

November 27, 2002

Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, IN 46240

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel to Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), in connection with a registration statement on Form S-3 (the "Registration Statement") filed by the Operating Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register $500 million of the Operating Partnership's debt securities (the "Debt Securities") which may be offered from time to time by the Operating Partnership. This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

        You have requested our opinion as to (i) the qualification of Duke Realty Corporation, an Indiana corporation and the sole general partner of the Operating Partnership (the "Company"), as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of US federal income tax considerations contained under the caption "Federal Income Tax Considerations" in the Registration Statement.

        In preparing this opinion, we have reviewed the Registration Statement, the Company's Articles and Bylaws, the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership and the amendments thereto, and such other documents as we have deemed necessary or appropriate. We have also obtained representations made by the Company as to factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). Our opinion is based solely on the information and representations in such documents. We have assumed, with your consent, that the representations set forth in the Officer's Certificate are true, accurate, and complete as of the date hereof. While we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents. Without limiting the foregoing, we have not undertaken to review the REIT status of Weeks Corporation at the time of its merger into the Company in 1999 or the classification for tax purposes of all of the partnerships and limited liability companies in which the Company owns an interest. Instead, we have, with your consent, relied on the Company's representations in the Officer's Certificate.

        In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

        Based on the foregoing, we are of the opinion that:

          (i)    The Company is organized and currently operates in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's proposed method of operation (as described in the Registration Statement and the Officer's Certificate) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2002, and for subsequent taxable years.

          (ii)  The statements in the Registration Statement under the caption "Federal Income Tax Considerations," to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

        The Company's qualification as a REIT depends on the Company's ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the caption "Federal Income Tax Considerations" relating to, among other things, the nature of the Company's gross income, the composition of the Company's assets, the level of distributions to the Company's shareholders, and the diversity of the Company's ownership. Alston & Bird LLP will not review the Company's compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

        An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinion.

        The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

        No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

        We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,
ALSTON & BIRD LLP
By:	/s/ JAMES E. CROKER James E. Croker, Partner

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  Exhibit 8